EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60825) of Air Methods Corporation of our report dated June 27, 2006, with respect to the statements of net assets available for benefits of Air Methods Corporation 401(k) Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of Air Methods Corporation 401(k) Plan.


                                       Ehrhardt Keefe Steiner & Hottman PC


June 27, 2006

Denver, Colorado